Exhibit 99.1

Systemax Declares $0.25 Per Share Special Dividend

PORT WASHINGTON, NY, November 29, 2012 – Systemax Inc. (NYSE:SYX) announced today that its Board of Directors has declared a special one-time cash dividend of $0.25 per share to shareholders of the company's common stock.  The dividend will be payable on December 21, 2012 to shareholders of record as of the close of business on December 12, 2012.  The total amount of cash to be disbursed for the special dividend is expected to be approximately $9.1 million.

Richard Leeds, Chairman and Chief Executive Officer, said, “We continuously review the strategic use of our capital and are pleased to return capital to shareholders through this special dividend.  Our strong balance sheet and healthy cash position provides us significant flexibility as we continue to invest in our business and execute on our strategic plan.”

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Mike Smargiassi / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com / nancy@braincomm.com

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